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EXHIBIT 11.1               COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                             1998              1997              1996
                                                        ------------------------------------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic:
    Net income (loss) attributable to common shares        $20,552          $(8,263)          $(8,796)
                                                        ============     =============     =============
    Weighted average common shares outstanding              21,905           18,651            15,429
                                                        ============     =============     =============
    Per share amount.............................            $0.94          $ (0.44)          $ (0.57)
                                                        ============     =============     =============

Diluted:
    Net income (loss)............................          $20,552          $(8,263)          $(8,796)
    Net effect of convertible debentures based
      on the if-converted method, assuming
      100% conversion:
        $35,000,000, 6.75%, due 2006.............            1,563            2,363             1,457
        $50,000,000, 7.0%, due 2004..............            2,349            2,178                --
        $125,000,000, 5.25%, due 2002............            5,180              219                --
                                                        ============     =============     =============
    Net income (loss) attributable to common shares        $29,644          $(3,504)          $(7,339)
                                                        ============     =============     =============

    Weighted average common shares outstanding              21,905           18,651            15,429

    Net effect of convertible debentures based
     on the if-converted method,
      assuming 100% conversion:
        $35,000,000, 6.75%, due 2006.............            1,717            1,561               949
        $50,000,000, 7.0%, due 2004..............            2,469            1,515               --
        $125,000,000, 5.25%, due 2002............            5,000              143               --

    Net effect of dilutive stock options based
      on the treasury stock method, using
      average market price.......................              523              380               314
                                                        ============     =============     =============
        Totals...................................           31,614           22,250            16,692
                                                        ============     =============     =============

    Per share amount.............................            $0.94           $(0.16)           $(0.44)
                                                        ============     =============     =============














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